                             LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (the "Agreement") is made as of the 30th day of September, 1997, by and between Rampage Clothing Company, a California corporation the ("RCC") and Charlotte Russe, Inc., a California corporation (the "New Licensee").

                                  RECITALS

     WHEREAS, RCC and Rampage Retailing Inc. ("RRI") have filed petitions for relief under Chapter 11 of the United States Bankruptcy Code, are debtors in possession thereunder in jointly administered, but not substantively consolidated, bankruptcy cases pending in the United States Bankruptcy Court for the Central District of California, bearing case numbers LA 97-34276 SB and LA 97-34278 SB, respectively (the "Bankruptcy Court");

     WHEREAS, RRI entered into an Asset Purchase Agreement with The Wet Seal, Inc., a Delaware corporation ("Wet Seal") dated August 21, 1997 pursuant to which RRI agreed, subject to Bankruptcy Court approval to sell to Wet Seal certain of its Assets, as defined in such agreement (the "Old Agreement");

     WHEREAS, pursuant to the terms of the Old Agreement RRI agreed to cause Licensor to enter into a License Agreement with Wet Seal, which License Agreement was entered into as of August 21, 1997 (the "Old License Agreement");

     WHEREAS, except as expressly modified by this Agreement or by the Order, as hereinafter defined, RCC and the New Licensee have agreed to RCC's license of RCC's Trademark, as such term is defined in the Old License Agreement, to the New Licensee pursuant to the terms of the Old License Agreement and the Bankruptcy Court has approved of such license (the "License"), and

    NOW THEREFORE, in consideration of the premises and the mutual convenants herein contained, the parties hereto agree as follows:

     1. INCORPORATION OF THE TERMS OF THE OLD LICENSE. Except as expressly modified by the terms of this Agreement or the Orders, the parties hereto agree that the terms of the License shall be governed by the provisions of the Old License Agreement, which is attached here to and made a part hereof as Exhibit "A".

     2. BANKRUPTCY COURT APPROVAL. The parties hereto acknowledge and agree that the terms and conditions of the License are subject to the terms and conditions of the following order of the Bankruptcy Court: Order Granting Debtors' Motion for Order Authorizing: (1) Sale of Business Assets Free and Clear of Liens, Claims and Encumbrances Outside the Ordinary Course of Business; and (2) Assumption and Assignment of Real and Personal Property Leases in Connection Therewith; Except With Respect To Lease With the Taubman Company Re: Store 2064 (Beverley Center) entered September 29, 1997 (the

"Order"). In the event of any inconsistency between the terms and conditions of this Agreement and the Order, the terms of the Order shall be deemed to prevail.

     3. MODIFICATIONS TO THE OLD AGREEMENT. The Old Agreement is hereby modified as follows:

          (a) For all purposes "Licensee" shall be deemed to be Charlotte Russe, Inc., a California corporation;

          (b) Section 1. shall be amended to add the following definition:
"(i) The term "Effective Date" shall be deemed for all purposes in this Agreement to be September 30, 1997 any other reference contained herein shall be null and void and of no force or effect;

          (c) Section 2(b) shall be amended to delete the amount "five hundred thousand dollars ($500,000.00)" and insert in lieu thereof "five million two hundred thousand dollars ($5,200,000.00)", subject to reimbursement as provided in the Order,";

          (d) Section 4(a) shall be amended to insert at the beginning thereof the following: "Notwithstanding anything to the contrary contained elsewhere herein to the contrary, Royalty Payments due hereunder shall be paid for a minimum period of one (1) year," and to delete therefrom "a percentage of Total Net Revenues from each Contract Year (the "Royalty Payments") and insert "the Royalty Payments (the "Royalty Payments")";

          (e) Subsection 10(a)(iii) shall be amended to delete "CIT/BCC, Inc." and insert in lieu thereof "The CIT Group/Commercial Services, Inc., as successor to The CIT Group/BCC, Inc.";

          (f) Subsection 10(b)(i) shall be amended to delete "State of Delaware" and insert in lieu thereof "State of California.";

          (g) Section 11(d) shall be amended to complete the blank therein with the insertion of "September 30";

          (h) Section 19 shall be deleted in its entirety and replaced with the following: "NOTICE. Any notice, request, demand, waiver, consent, approval or other communication ("notice") that is required or permitted hereunder by any party to another shall be in writing and be deemed given only if delivered personally or by reputable overnight-courier service or sent sent by certified mail, postage prepaid, as follows:

     (a) If to Licensor to:

         Rampage Clothing Company
         2825 Santa Fe Avenue
         Los Angeles, California 90058-1408

         ATTN: S. Gerald Birin

     With Copies to:

         Joseph A. Eisenberg, Esq.
         Jeffer, Mangels, Butler & Marmaro LLP
         2121 Avenue of the Stars, 10th Floor
         Los Angeles, California 90067-5010

         Jeffrey H. Kapor, Esq.
         Katz, Hoyt, Seigel & Kapor LLP
         11111 Santa Monica Blvd., Suite 820
         Los Angeles, California 90025

     (b) If to Licensee to:

         Charlotte Russe, Inc.
         5015 Shoreham Place
         San Diego, California 92122

     With copies to:

         Randye B. Soref, Esq.
         Julie A. Goren, Esq.
         Buchalter, Nemer, Fields & Younger
         601 South Figueroa Street, Suite 2400
         Los Angeles, California 90017-5704

or to such other address as the addressee may have specified in a notice duly given to the sender. Any such notice will be deemed to have been given as of the date so delivered, or mailed.",

          (i) Schedule A to the Agreement ("Royalty Schedule") shall be changed to reflect the following:

CONTRACT YEARS             ROYALTY PAYMENTS DUE
--------------              --------------------

One through Four:          The Greater of One Percent (1%) or
                           Three Hundred Thousand Dollars ($300,000.00)

Five through Eight         The Greater of One and One Half Percent (1.5%) or
                           Four Hundred Fifty Thousand Dollars ($450,000.00)

Nine through Twelve        The Greater of One and One Quarter Percent (1.25%)
                           or Three Hundred Seventy-Five Thousand Dollars
                           ($375,000.00)

Thirteen on                The Greater of One Percent (1%) or
                           Three Hundred Thousand Dollars ($300,000.00)".


          IN WITNESS WHEREOf, the parties hereto have executed this Amendment as of the date first above written.


                                       LICENSOR:

                                       RAMPAGE CLOTHING COMPANY,
                                       a California corporation

                                       By:  /s/ GERALD BIRIN, CFO
                                            --------------------------
                                            GERALD BIRIN

                                       LICENSEE:

                                       CHARLOTTE RUSSE, INC., a California
                                       corporation

                                       By:  /s/ Lon R. Gilbert
                                            ---------------------------
                                            Lon R. Gilbert

                                 EXHIBIT "A"

                              LICENSE AGREEMENT

     THIS LICENSE AGREEMENT (the "Agreement") is made and entered into as of the 21st day of August, 1997 (the "Effective Date"), by and between Rampage Clothing Company, Debtor in Possession, Inc., a California corporation, (the "Licensor"), and The Wet Seal, Inc., a Delaware Corporation, (the "Licensee").

                            W I T N E S S E T H:

     WHEREAS, Licensor has established valuable goodwill in the tradename RAMPAGE (the "Mark") and Licensor is the owner of such Mark and the United States trademark registrations and applications pertaining thereto; and

     WHEREAS, Licensee wishes to operate certain retail stores (the "Stores") (as such term is hereinafter defined), throughout the world, and wishes to obtain certain limited rights to use the Mark in connection therewith.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

     For purposes of this Agreement, the following definitions shall apply:

     (a) The term "Stores" shall mean retail stores utilizing the Mark as the name of such store and through which wearing apparel, shoes, accessories and such other merchandise as is typically offered at a RAMPAGE store is sold. Such term shall include any retail store acquired by Licensee pursuant to that certain Asset Purchase Agreement by and between Retailing and Licensee, of even date herewith, as well as any retail store which Licensee may open and operate pursuant to its rights hereunder. However, such term shall not apply to a boutique or other segregated marketing area using the Mark and operated within a retail store owned by a third party (by way of example, a RAMPAGE boutique operated in a department store comparable to a Macy's, Riches, Burdines or Nordstroms).

     (b) The term "Mark" shall mean the trademark RAMPAGE.

     (c) The term "Total Net Revenues" shall mean the total revenues less returns, credits, refunds and all taxes (other than income taxes), received by Licensee from sales of merchandise by Licensee at the Stores.

     (d) The Term "Uses" shall mean those uses of the Mark upon the exterior and interior signage identifying the name of a Store.

     (e) The term "Related Uses" shall mean those uses of the Mark upon packing materials, hangers, billing documents, promotional materials, advertising literature relating to the Stores and other articles (other than the goods for sale at a store) associated with the operation of a retail store.

     (f) The term "Contract Year" shall mean each period of time between anniversaries of the Commencement Date.

     (g) The term "Quarter" shall mean every three (3) months of each Contract Year.

     (h) The term "Sublicense Revenue" shall mean the net revenue received by Licensee from its sublicensees, if any.

2. GRANT OF LICENSE TO USE THE MARK

     (a) GRANT. Licensor, to the extent that it may be able lawfully to do so, hereby grants to Licensee, throughout the Territory, during the term of this Agreement and subject to its terms and conditions, the exclusive right and license to make Use of the Mark and the non-exclusive right and license to make Related Uses of the Mark. It is expressly understood that the rights and license granted herein do not extend to (i) any trademark or trade symbol of Licensor except those specific symbols set forth as the Mark; (ii) any merchandise offered for sale of any kind or nature whatsoever; (iii) any use of the Mark except in the manner expressly provided herein. With respect to such other trademarks, symbols and merchandise, all rights are expressly reserved to Licensor. Within the Territory, Licensor is hereby prohibited and restricted from making any Use, in any form or manner, of the Mark, or any of them, either alone or as a component of another trademark. Notwithstanding the foregoing, nothing herein contained shall prohibit, limit or restrict Licensor from making, licensing or otherwise permitting uses other than the Uses of the Mark, whether such use is made by or on behalf of Licensor or by any other person, firm, corporation, partnership or other entity for any purpose whatsoever. Additionally, and notwithstanding the foregoing, nothing herein contained shall prohibit, limit or restrict Licensor within the Territory from making, licensing or otherwise permitting the Related Uses of the Mark, whether such Related Use is made by or on behalf of Licensor or by any other person, firm, corporation, partnership or other entity.

     (b) FEE TO RAMPAGE RETAILING, INC. Licensor acknowledges that it previously licensed Rampage Retailing, Inc. (hereafter, "Retailing") to Use the Mark and make the Related Uses of the Mark. Therefore, upon the execution of this Agreement, Licensee shall pay Retailing a one-time fee in the amount of five hundred thousand dollars ($500,000.00) to acquire Retailing's right to Use the Mark and make the Related Uses of the Mark. This amount is not a Royalty Payment and shall not be applied against any royalty payable or to be paid by Licensee to Licensor for Licensee's activities hereunder. This fee is non-refundable.

3. TERRITORY

     (a) GENERALLY. The territory of this Agreement shall be the United States of America, its territories and possessions.

     (b) EXPANSION OF TERRITORY. In the event that Licensor can provide Licensee with the right to Use the Mark and make Related Uses of the Mark in other independent jurisdictions throughout the world, the parties hereto agree that the Territory may be expanded to such other independent jurisdictions accordingly:

          (i) CANADA AND MEXICO. Licensee shall have the first option to obtain from Licensor the exclusive right to Use the Mark in Canada and Mexico as well as the non-exclusive right to make the Related Uses in Canada and Mexico. However, should Licensee not exercise this option before the second anniversary of the Commencement Date of this agreement, then Licensor shall be free to Use and make Related Uses of the Mark within Canada or Mexico, or to license or otherwise authorize such Uses and Related Uses by any other entity within Canada and Mexico and Licensee shall have no further rights with respect to Canada and Mexico. During such two-year period, Licensor may present to Licensee a proposal for making a Use and Related Use of the Mark within Canada or Mexico. Licensee shall then have thirty (30) days to consider such proposal and notify Licensor in writing of its acceptance or rejection of such proposal. Should Licensee fail to notify Licensor of its decision with respect to such proposal within such time, or if Licensee rejects such proposal, then Licensor shall be free to proceed to consummate all transactions relating to such proposal. Additionally, Licensee's exclusivity with respect to Canada and Mexico shall terminate at such time, however, should Licensor not commence Use of the Marks based upon such proposal within six (6) months of the end of such thirty (30) day period, then Licensee's exclusivity shall be reinstated for the remainder of the two year period, subject to the terms of this paragraph.

          (ii) REMAINDER OF THE WORLD. Each party shall have the right of first refusal with respect to the other concerning Use of the Mark the Related Uses of the Mark in each other country of the world. Therefore, should either party, either directly or through a sublicensee, desire to make Use and make the Related Uses of the Mark in any country within which no Use has previously been made, such party shall present the proposed arrangement to the other for the other's consideration. The party to whom the proposal was made shall have thirty (30) days to advise the other, in writing, whether such party shall undertake the Use and Related Uses of the Mark in accordance with the terms of such proposal. Should such party notify the other of its refusal to accept such proposal, or should such party fail to notify the other of its desire to accept such proposal within such time, then the party making such proposal shall be free to commence Use of the Mark as set forth in such proposal and the other party shall have no further rights with respect to the Mark for such country.

          (iii) EXCLUSION OF JAPAN. The parties hereto agree that Licensor cannot provide Licensee with any rights to Japan and therefore Japan shall be excluded from this Agreement.

     (c) INABILITY OF LICENSOR TO PROVIDE RIGHTS. Should Licensor determine that it cannot provide Licensee the right to make the Use or Related Uses of the Mark within any independent jurisdiction throughout the world, such independent jurisdiction shall be severed from this Agreement.

     (d) SUBLICENSING OF RIGHTS. Licensee shall not have the right to sublicense any of its rights pursuant to this Agreement except that Licensee may sublicense to any entity the right to make the Use of the Mark and the Related Uses of the Mark in any independent jurisdiction that has become a part of the Territory pursuant to Paragraph 3(b)(ii), above. The scope of any such sublicense can be no more broad than the scope of this Agreement. Such sublicense must state that Licensee has derived its rights to the Mark pursuant to this Agreement and that the sublicensee's rights pursuant to such sublicense are subject to the terms and conditions of this Agreement. Such sublicense must also contain other normal and customary restrictions as are usually imposed upon a sublicensing relationship. No such sublicense shall be entered into without the prior written consent of Licensor as to both the sublicensee and the form of the sublicense, which consent may be withheld upon the exercise of Licensor's reasonable discretion.

     (e) REGISTRATION OF TRADEMARK. Licensee may, upon the express written permission of Licensor, seek to register the Mark in any independent jurisdiction within the Territory. Such registration shall be in the name of Licensor and shall be for such services approximating the Use and Related Uses. Licensee shall bear all costs of such registration and shall keep Licensor duly apprised of the progress of such matter. Licensor shall provide such assistance as may be necessary. Licensor confers upon Licensee a power of attorney for the sole purpose of filing and prosecuting applications for registration of the Mark, and maintaining as current pre-existing registrations, however, such power is exercisable, if at all, only in the event that neither Licensor nor a surviving entity of Licensor remain as on-going concerns.

4.   ROYALTY PAYMENTS AND SUBLICENSING REVENUES

     (a) ROYALTY. As compensation for the license and other rights granted hereunder, Licensee shall pay to Licensor a percentage of the annual Total Net Revenues from each Contract Year (the "Royalty Payments") as more fully set forth in Schedule A, attached hereto. Licensee shall: (i) compute the Royalty Payment each Quarter and submit a complete report of the Total Net Revenues received during such Quarter and an accounting of the Royalty Payment derived therefrom to Licensor within thirty (30) after the end of each Quarter during the term hereof, and (ii) pay to Licensor the Royalty Payment reflected in such report simultaneously with the delivery of such report. The report provided by Licensee shall be certified in writing by an officer of Licensee as being true and accurate.

     (b) ACCEPTANCE OF REPORTS AND STATEMENTS. The receipt and/or acceptance by Licensor of any statements furnished, or Royalties paid hereunder, including, but not limited to the cashing of any royalty checks paid hereunder (regardless of Licensee's endorsement on such checks), shall not preclude Licensor from questioning the correctness thereof at any time.

     (c) SUBLICENSEE REVENUES. In the event that Licensee shall enter into any sublicenses (as provided for above), the Total Net Revenue from Stores operated by such sublicensees shall be added to Licensee's Total Net Revenue for purposes of calculating the Royalty Payment to be made to Licensor by Licensee. Any royalty earned by Licensee from such sublicenses in excess of the royalty payable to Licensor shall be the property of Licensee.

5.   AUDIT RIGHTS; ADJUSTMENTS

     (a) Licensee shall maintain at its principal place of business separate invoices, records and books of account pertaining to Total Net Revenues of Licensee as well as Total Net Revenues of any individual sublicensees. Such records and books of account shall be complete and accurate, and maintained in accordance with generally accepted accounting principles, so as to make the amount due and payable to Licensor under this Agreement clearly ascertainable. Licensor shall have the right throughout the Term of this Agreement, and for a two-year period thereafter, to inspect the books, records and accounts of Licensee during normal business hours for the purpose of verifying the amount due and payable hereunder.

     (b) If Licensor determines that the amount owing to Licensor by Licensee hereunder has been understated or underpaid, Licensee shall immediately pay to Licensor all payments found to be due, with interest thereon, at the rate of 1 1/2% per month, or the maximum legal rate, whichever is less, computed from the date said unpaid amounts would have been due had they been properly calculated, until the date that they are actually paid. Additionally, Licensee shall reimburse Licensor for the cost of such audit.

6. QUALITY CONTROL

     (a) Licensee agrees that the Stores shall be of at least the standard of the stores previously operated by Licensor as Rampage stores. Stores operated by Licensee or any sublicensee shall meet the requirement of this paragraph, and will thus be of such style, appearance, quality and location, as well as being merchandised so as to be suited to their exploitation to the advantage and to the protection and enhancement of the Mark and the goodwill pertaining thereto. Licensee further agrees that the Stores will be operated in accordance with all material federal, state and local laws and that the same shall in no manner reflect adversely upon the good name of Licensor.

     (b) Licensee shall permit duly authorized representatives of Licensor to inspect, at reasonable times, and upon reasonable notice, the Stores for compliance with the terms of this Agreement. Additionally, Licensee shall, upon request of Licensor, submit to Licensor, for the purposes of determining compliance with the standards required by this Agreement, representative samples of all Uses and Related Uses of the Mark. Unless written objections is received by License within three (3) business days after Licensor's receipt of such items, items furnished pursuant to this paragraph shall be deemed acceptable to Licensor.

7. TITLE-TO-THE-MARK

     (a) Licensee recognizes the great value of the publicity and goodwill associated with the Mark, and agrees that such value and goodwill, including any such value and goodwill arising from the activities of Licensee, belong to and shall enure exclusively to Licensor. Licensee further acknowledges that the Mark has acquired a secondary meaning in the minds of purchasing public.

     (b) Licensee recognizes Licensor's title to the Mark and shall not, at any time, do or suffer to be done any act or thing which will in any way impair the rights of Licensor in and to the Mark. It is understood that Licensee shall not acquire and shall not claim title to the Mark adverse to Licensor by virtue of the license herein granted to Licensee, or through Licensee's use of the Mark, it being the intention of the parties that all of the use of the Mark by Licensee or any party acting under authority of Licensee shall at all times inure to the benefit of Licensor.

     (c) Licensee hereby acknowledges that as between Licensor and Licensee, Licensor owns the Mark and all rights, registrations, applications and filings with respect to such Mark, and all renewals and extensions of any such registrations, applications and filings. Licensee further acknowledges that it is acquiring hereunder only the right to use the Mark in connection with the Uses and Related Uses in the Territory in accordance with the terms of this Agreement, and that all rights to the Mark, other than those specifically granted to Licensee herein, are reserved to Licensor for its own use and benefit.

     (d) Licensee shall, at Licensor's request, execute, acknowledge and deliver to Licensor any documents and/or instruments that Licensor may, from time to time, reasonably deem necessary or desirable to evidence, protect, enforce or defend its rights or title in and to the Mark. Licensee hereby irrevocably appoints Licensor as Licensee's true and lawful attorney-in-fact, to execute, acknowledge and deliver any such documents or instruments that Licensee fails or refuses to so execute, acknowledge or deliver.

     (e) Upon termination or expiration of this Agreement, Licensee shall, within ninety (90) days thereafter, discontinue and shall thereafter refrain from the use of the Mark, or any of them, in any way or for any purpose whatsoever, and will not use, at any time, any trademarks, tradenames, slogans, labels, copyrights, emblems, insignia, packages or other trade identifying symbols bearing resemblance to or confusingly similar to the Mark or any of them. Any Use of the Mark or Related Uses of the Mark by Licensee during such ninety-day period shall be on a non-exclusive basis, however, all Royalty Payments shall continue to be made to Licensor on Total Net Revenues during such time.

8. ABATEMENT OF INFRINGEMENT. In the event that Licensor or Licensee becomes aware or suspects that there exists an infringement, unfair competition, violation of 15 U.S.C. 1125a.

or dilution of any of the Mark as they pertain to Stores or Related Uses, anywhere in North America, it shall promptly notify the other party giving such details as are available. Licensor and Licensee shall consult together as to the best course of action to pursue and shall diligently take such appropriate action as is mutually agreed upon to protect the parties' respective rights in the Mark. If the parties agree to bring suit, Licensor shall control the prosecution of such suit, and Licensee agrees that in any such suit it will render to Licensor such assistance as is reasonably requested. All expenses relating to any such suit, including but not limited to reasonable attorney's fees and expenses, shall be borne equally by Licensee and Licensor. Likewise, Licensee and Licensor shall share equally in any recovery obtained in such suit, whether by settlement, award or judgment. If the parties do not mutually agree to file and prosecute a cause of action to protect the Mark, then either party may file and prosecute such action in its own name and at its sole expense, and the other party will render such assistance, at the prosecuting party's expenses, as is reasonably requested by the prosecuting party. The prosecuting party shall be entitled to all recoveries from such suit instituted and prosecuted by it.

9. PROMOTIONAL ACTIVITIES. Licensee shall conscientiously use its best efforts to fully and adequately promote the Stores and maintain the high standards of Licensor as to advertising and all other promotions and promotional material. However, notwithstanding the foregoing, Licensee shall not distribute any promotional materials or engage in any external advertising of the Stores without the prior written consent of Licensor, acting in a commercially reasonable manner, as to the form, content and placement of such promotion. Licensor shall have fifteen (15) business days following its receipt of any submission from Licensee to approve such submission. Should Licensor fail to notify Licensee of its rejection of such submission within such time, then Licensor's approval shall be deemed granted.

10.  REPRESENTATIONS AND WARRANTIES

     (a) Licensor hereby represents and warrants to Licensee as follows:

          (i) ORGANIZATION AND GOOD STANDING. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Licensor has the full power and authority to own the Mark, to carry on its business as presently conducted and to license the Mark to Licensee pursuant to the terms hereof.

          (ii) POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance of this Agreement by Licensor (1) are within Licensor's Corporate powers; (2) have been duly authorized by all necessary Bankruptcy Court action; (3) are not in contravention of any provision of Licensor's other agreements, judgments or decrees; (4) will not violate any law or regulation applicable to Licensor or any order or decree against Licensor of any court or governmental instrumentality; and (5) except for the Bankruptcy Court, do not require the consent or approval of any third party. This Agreement has been duly executed and delivered by a duly authorized representative of Licensor and constitutes the legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium, reorganization or other laws or legal principles affecting the rights of creditors generally or by general principles of equity (whether or not a proceeding is brought in a court of law or equity).

          (iii) VALIDITY OF THE MARK: NO INFRINGEMENT. (1) Licensor is the owner of the Mark, and has not liened, pledged, hypothecated, or otherwise encumbered such rights and knows of no lien, pledge, hypothecation or other encumbrance of the Mark other than Licensor's grant of a security interest in the Mark to CIT/BCC, Inc., whose consent to this transaction has been received; (2) the Mark are valid and subsisting; (3) Licensor has granted no other licenses that conflict with the rights and licenses granted to Licensee under this Agreement; and (4) to the best of Licensor's knowledge, none of the Mark licensed hereunder infringes on any trademarks or other rights owned by any other person.

     (b) Licensee hereby represents and warrants to Licensor as follows:

          (i) ORGANIZATION AND GOOD STANDING. Licensee is a Corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Licensee has the full power and authority to own its properties, to carry on its business as presently conducted.

          (ii) POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The execution, delivery and performance of this Agreement by Licensee (1) are within Licensee's Corporate powers; (2) have been duly authorized by all necessary Corporate action; (3) are not in contravention of any provision of Licensee's other agreements, judgments or decrees; (4) will not violate any law or regulation applicable to Licensee or any order or decree against Licensee of any court or governmental instrumentality; and (5) do not require the consent or approval of any third party. This Agreement has been duly executed and delivered by a duly authorized representative of Licensee and constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, moratorium, reorganization or other laws or legal principles affecting the rights of creditors generally or by general principles of equity (whether or not a proceeding is brought in a court of law or equity).

11. TERM.

     (a) INITIAL TERM. Subject to the provisions for prior termination set forth herein, this Agreement shall commence as of the Effective Date and shall (i) continue in full force and effect until the fourth (4th) anniversary of such date (the "Expiration Date").

     (b) FIRST RENEWAL PERIOD. The Term shall automatically renew for an additional four (4) years, or until the eighth (8th) anniversary of the Commencement Date unless either (i) Licensee shall deliver written notice to Licensor of its intention to not renew the Term of this Agreement by the one hundred twentieth (120th) day prior to the conclusion of the Initial Term; or
(ii) Licensee shall be in material breach of this Agreement upon the Expiration Date.

     (c) ADDITIONAL RENEWAL PERIODS.

          (i) GENERALLY. The Term of this Agreement may be extended for additional periods of four (4) years (a "Renewal Period") up to the forty-eighth (48th) anniversary of the Commencement Date. However, for Licensee to have the right to extend the Term for any Renewal Period, during the Renewal Period that is about to conclude; (i) The Total Net Sales at the end of such Renewal Period must be ten percent (10%) greater than the Total Net Sales at the beginning of such Renewal Period; (ii) Licensee shall not be in material breach of this Agreement upon the conclusion of such Renewal Period; and (iii) Licensee shall provide Licensor with written notice of its intention to renew the Term for an additional Renewal Period at least one hundred twenty (120) days prior to the scheduled expiration of such Renewal Period.

          (ii) SPECIAL CONSIDERATIONS IF THE TERRITORY HAS BEEN EXPANDED. In the event that the Territory has been expanded pursuant to Paragraph 3(b), above, the increase in Total Net Sales shall be calculated separately: (i) For the United States; (ii) For Canada and Mexico; and (iii) For the remainder of the world. If such expansion occurs during a Renewal Period, then the percentage requirement shall be pro-rated accordingly. Should Licensee fail to satisfy such requirements for any of the United States, Mexico and Canada, or the remainder of the world, then this Agreement shall expire with respect to such respective area for which Licensee failed to satisfy such requirement. However, if Licensee is in material breach of this Agreement upon the conclusion of any Renewal Period, this Agreement shall expire as to the entire Territory.

     (d) Notwithstanding the above, Licensee shall have the unrestricted right to cancel this Agreement upon thirty (30) days advance written notice given at any time after __________,1998.


12. TERMINATION. The remedies provided herein are cumulative and not exclusive. In addition to these remedies, Licensor may exercise any and all other rights and remedies it has under other provisions of this Agreement or applicable law. Licensor may terminate the rights of Licensee under this Agreement for reasons set forth below or for other reasons pursuant to other provisions of this Agreement.

     (a) DEFAULT UPON LICENSE PAYMENTS: At the option of Licensor, the rights of Licensee under this Agreement shall terminate if Licensee fails to make timely payments of any monies required hereunder, Licensee shall have ten days following written notice from Licensor to cure a default by payment of the entire balance due, plus interest thereon.

     (b) INSOLVENCY OR BANKRUPTCY: Licensor shall have the right to terminate the rights of Licensee under this Agreement (i) if Licensee files a petition in bankruptcy, or if a petition in bankruptcy is filed against it; (ii) if Licensee becomes insolvent, or makes an assignment for the benefit of its creditors, or files petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if it discontinues its business, or if a custodian, receiver or trustee is appointed for it, or a substantial of its business or assets; or (iii) if Licensee becomes unable to discharge its duties pursuant to this Agreement.

     (c) ACTS DETRIMENTAL TO BRAND: Licensee acknowledges that it is one of what could be many licensees of the Mark and that its actions and omissions can have a substantial impact on the business and profits of Licensor, business and profits of the other licensees of Licensor and the value of the Mark. Therefore, if Licensee takes any action, or fails to take an action, which action or omission is, in the reasonable opinion of Licensor, materially harmful to the Mark or the business or Licensor, Licensor's other licensees, or the brand, then, at Licensor's option, all rights of Licensee under this Agreement shall terminate. Before Licensor terminates the rights of Licensee under this Agreement for an act detrimental to brand, Licensor shall give Licensee notice of the acts or omissions it believes to be detrimental. Licensee shall have thirty (30) days after delivery of such notice in which to cure or correct said acts or omissions or commence an arbitration pursuant to the terms of this Agreement. If, in the reasonable opinion of Licensor, Licensee fails to cure or correct such acts or omissions or fails to commence an arbitration within thirty (30) days after such notice, then Licensor may, at its sole option, thereupon immediately terminate all of Licensee's rights under this Agreement. Licensor may give notice at any time during the Term of this Agreement that it believes Licensee has committed an act or omission detrimental to the Mark, the business of Licensor or its other licensees, or the brand. The failure of Licensor to give notice of any particular act or omission shall not be deemed a waiver of Licensor's right to give notice for any other act or omission.

     (d) CURE PERIOD: Before Licensor terminates the right of Licensee under this Agreement for a default or breach of license, Licensor shall give Licensee a chance to cure said breach or default, if it is curable. If a provision of this Agreement specifies a certain cure or notice period, such provision shall apply. If no such provision shall apply, Licensee shall have 30 days after notice from Licensor to cure the breach or default. If Licensee fails to cure the breach or default with the applicable cure period, Licensor may thereupon immediately terminate all of Licensee's rights hereunder. No notice need be given for breaches or defaults which are not curable.

     (e) RESULT OF TERMINATION. Licensee shall be obligated upon termination, in addition to any other obligation upon Licensee hereunder, to immediately pay Licensor all Royalty Payments that have accrued to the account of Licensor up to such time as well as make a full accounting to Licensor of Total Net Revenues during the current Contract Year. Additionally, Licensee must continue to account to and pay Licensor for all Total Net Revenues during the liquidation period, if applicable.

     (f) INJUNCTIVE RELIEF: Licensee acknowledges that the Mark possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages that would be sustained by Licensor from the unauthorized use of the Mark, and that irreparable injury would be caused by such use. Licensee further acknowledges that it would be difficult to fully compensate Licensor for damages for any violation by Licensee of (i) the provisions of this Agreement relating to the protection of, or the use of the Mark and/or other intellectual property of Licensor; and (ii) the provisions of this Agreement relating to quality control and approval. Accordingly, Licensee specifically agrees that Licensor shall be entitled to temporary and permanent injunctive relief to enforce this Agreement, and Licensee shall expressly waive the defense that a remedy and damages would be adequate as well as the requirement for the posting of any bond in connection with any such injunctive relief. This provision with respect to injunctive relief shall not, however, diminish the right of Licensor to claim and recover damages in addition to or in lieu of injunctive relief.

13. ARBITRATION. Except as otherwise set forth in this Agreement, any claim, dispute or controversy arising out of, or relating to any section of this Agreement or the making, performance or interpretation of the rights and obligations set forth in this Agreement (including, without limitation, Paragraph 12(c)) shall be settled on an expedited basis by binding arbitration in California before a single arbitrator from the Judicial Arbitration Mediation Service ("JAMS") mutually agreeable to the parties hereto, and, if no agreement is reached, before the arbitrator from JAMS selected in accordance with the rules of JAMS then in effect, which arbitration shall be conducted in accordance with such rules, and judgment upon any award rendered may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be binding on all of the parties, and any right to judicial action on any matter subject to arbitration hereunder is hereby waived, unless otherwise provided by applicable law or in this Agreement, except suit to enforce the arbitration award or in the event arbitration is not available for any reason. The arbitrator shall be bound by the terms and conditions of this Agreement and shall not extend, modify or suspend any of the provisions of this Agreement. The costs associated for the payments of arbitration services with JAMS shall be shared equally between the parties.

14. INDEMNIFICATION

     (a) Licensee shall indemnify and hold harmless Licensor and each of its affiliates, and all of their respective partners, officers, directors, employees, agents and other representatives or consultants from and against, any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable legal fees and expenses) and any and all claims, demands, suits, investigations, proceedings, settlements and compromises incurred or suffered by any such person that result from, relate to, or otherwise arise out of:

          (i) any breach of any representation or warranty on the part of Licensee contained in this Agreement, or any nonfulfillment of any agreement, convenant or other obligation on the part of Licensee under this Agreement:

          (ii) the Use or Related Use of Mark by Licensee; and

          (iii) the enforcement of the indemnification obligations under this
     Section 14(a).

     (b) Licensor shall indemnify and hold harmless Licensee and its affiliates, and all of their respective partners, officers, directors, employees, agents, and other representatives or consultants, from and against, any and all damages, losses, deficiencies, liabilities, costs, and expenses (including reasonable legal fees and expenses) and any and all claims, demands, suits, investigations, proceedings, settlements and compromises incurred or suffered by any such person that result from, relate to, or arise out of:

          (i) any breach of any representation or warranty on the part of Licensor contained in this Agreement, or any nonfulfillment of any agreement, convenant or other obligation on the part of Licensor under this Agreement;

          (ii) Licensor's ownership or use of the Mark prior to the Commencement Date or the ongoing use of the Mark by Licensor; and

          (iii) the enforcement of the indemnification obligations under this
     Section 14(b).

     (c) Licensee shall pay promptly to any person entitled to indemnification from Licensee pursuant hereto, and Licensor shall pay promptly to any person entitled to indemnification from Licensor pursuant hereto, the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims, settlements, compromises and other obligations owing pursuant to this Section 14.

15. INSURANCE. Licensee shall at all times during the Term of this Agreement carry comprehensive general liability insurance for and including, without limitation, coverage for product liability, bodily injury, property damage, personal injury and advertising injury (in amounts of at least $5,000,000) with an insurer acceptable to Licensor and cause Licensor to be named as an additional insured under all policies for such insurance. Licensee shall furnish to Licensor certificates of insurance providing for the above-described coverages issued an insurance company on the commencement of the Term of this Agreement and thereafter not less than 15 days prior to the expiration date of each policy referenced in the certificates of insurance furnished pursuant to this Agreement. Each certificate of insurance shall state that the corresponding policy or policies will not be canceled or altered unless Licensor is first given 30 days prior written notice by the insurance company. The insurance afforded by the policy or policies shall not be limited in any way by the reason of insurance maintained by Licensor.

16. EXPENSES. Each of the parties shall pay its own costs and expenses (including legal fees) incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated by this Agreement.

17. CONTENTS OF AGREEMENT: ASSIGNMENT. This Agreement, including the Schedules hereto, sets forth the entire understanding of the parties with respect to the subject matter hereof and the transactions contemplated hereby and it shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Without the prior written consent of Licensor, Licensee may not assign its rights and obligations under this Agreement except that

Licensee may assign its rights and obligations hereunder without such consent
(i) in connection with a sale of all or substantially all of the business or division of Licensee which uses the Mark, provided the purchaser thereof assumes all of Licensee's obligations hereunder, (ii) in connection with a sale of 80% or more of the capital stock or other equity interests in any entity that directly or indirectly owns the business or division of Licensee which uses the Mark, or (iii) to an affiliate or subsidiary of Licensee, provided that the business and assets of Licensee related to the subject matter of this Agreement are transferred to such affiliate or subsidiary and such affiliate or subsidiary assumes all of Licensee's obligations hereunder. Any assignment of the Mark and the goodwill associated therewith by Licensor or any assignee or subject assignee of Licensor shall be made subject to the terms of this Agreement.

18. WAIVER. Any term or other provision of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof by a written instrument duly executed by such party or parties.

19. NOTICES. Any notices, request, demand, waiver, consent, approval or other communication ("notice") that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or by reputable overnight-courier service or sent by fax or by registered or certified mail, postage or delivery charge prepaid, as follows:

     (a)  If to Licensor to:

             Rampage Clothing Company
             2825 South Santa Fe Ave.
             Vernon, CA 90058
             Fax - (213) 581-9040
             Attention: Mr. Gerald Birin

             With a copy to:

             Katz, Hoyt, Siegel & Kapor LLP
             11111 Santa Monica Blvd.
             Suite 820
             Los Angeles, CA 90025
             Fax - (310) 473-7138
             Attention: Jeffrey H. Kapor, Esq.

     (b)  If to Licensee to:

             The Wet Seal, Inc.
             64 Fairbanks
             Irvine, CA 92718
             Facsimile No.: (714) 770-8609
             Attention: Ed Thomas

             With a copy to:

             Akin, Gump, Strauss, Hauer & Feld, L.L.P.
             590 Madison Avenue
             New York, New York 10022
             Facsimile No.: (212) 872-1002
             Attention: Alan Siegel, Esq.

or to such other address as the addressee may have specified in a notice duly given to the sender. Any such notice will be deemed to have been given as of the date so delivered, faxed, or mailed.

20. GOVERNING LAW: CONSENT TO JURISDICTION. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of California, without regard to the principles thereof relating to conflicts of laws. This Agreement is deemed to be consummated in the State of California and the forum for any dispute shall be the federal court located in the State of California whose venue is Los Angeles County or the superior court for the County of Los Angeles, whichever is appropriate.

21. ATTORNEY'S FEES. Should any suit be brought to enforce any of the terms or provisions contained in this Agreement, the prevailing party shall be entitled to reasonable attorney fees and costs.

22. NO HYPOTHECATION. Licensee shall not pledge, hypothecate, mortgage, grant liens in or upon, grant security interest in, use as collateral or otherwise borrow upon the license, or any of Licensee's rights under this Agreement, without the express prior written consent of Licensor. Any such action without Licensor's consent shall be void and of no effect and shall entitle Licensor to immediately terminate Licensee's rights under this Agreement.

23. HEADINGS; NUMBER AND GENDER. All section headings and other captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

24. SCHEDULES. All Schedules referred to in this Agreement are intended to be and hereby are specifically made a part of this Agreement.

25. SEVERABILITY. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

26. COUNTERPARTS. This Agreement may be executed in two or more separate or multiple counterparts, each of which shall be deemed an original, and which shall be effective even if not all parties shall have executed the same counterpart; but all such counterparts shall together evidence and constitute a single agreement.

27. NO JOINT VENTURE. Nothing contained in this Agreement shall be construed to place the parties in relationship of partners or joint venturers, or as making the parties agents for one another or otherwise having the power to bind one another to any contracts or other instruments or to any undertakings, obligations, or other liabilities.

28. MUTUAL CONFIDENTIALITY. The parties agree that they will assure that they and their affiliates, subsidiaries, successors and assigns and their respective employees, agents, attorneys and representatives shall maintain as confidential, and shall not use for their own account, disclose or cause to be disclosed to any person or entity any proprietary information of the other party to which such party may gain access as a result of its participation hereunder. The foregoing shall not apply to any information that is publicly disclosed by the original holder of such information, or which becomes publicly known through no fault or action of the party prior to any disclosure by such party.

29. DRAFTSMANSHIP OF AGREEMENT. This writing is the result of the mutual effort of the parties and their respective counsel, therefore, the parties agree that neither party shall be considered the draftsman of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

                                      [LICENSOR]

                                      RAMPAGE CLOTHING COMPANY


                                      By: /s/ Gerald Birin
                                          ------------------------------
                                          Name: Gerald Birin
                                          Title: Chief Financial Officer


                                      [LICENSEE]

                                      THE WET SEAL, INC.


                                      By: /s/ Edward Thomas
                                          ------------------------------
                                          Name: Edward Thomas
                                          Title: President and CEO

                                                                    SCHEDULE A


                                     ROYALTY SCHEDULE


CONTRACT YEARS                                                PERCENTAGE
--------------                                                ----------
One through Four..............................................One Percent (1%)
Five through Eight.............................One and One Half Percent (1.5%)
Nine through Twelve........................One and One Quarter Percent (1.25%)
Thirteen on...................................................One Percent (1%)